Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Announces Appointment of Tiffany J. Thom to its Board of Directors

HOUSTON – August 11, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that Tiffany J. (“TJ”) Thom, has been appointed to the Company’s Board of Directors. With Ms. Thom’s appointment, the Patterson-UTI Board has been expanded to eight members.

Ms. Thom has more than 20 years of operational and financial experience within the energy industry. Most recently, she held the position of Executive Vice President, Chief Financial Officer for EPL Oil & Gas, Inc., which was a New York stock exchange listed company before its recent sale. Prior to that, Ms. Thom held various senior positions in financial and corporate management, and she has had extensive experience as both a manager of E&P reserves and as a reservoir engineer. Ms. Thom received a Master of Business Administration degree from Tulane University and a Bachelor of Science degree in Engineering from the University of Illinois.

Mark S. Siegel, Patterson-UTI’s Chairman, stated, “We are pleased to welcome TJ to our board. She knows our industry well, and I believe her financial and operational experience and expertise will be an invaluable asset to our Board.”

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 275 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.